Exhibit 99.2

International

[IR] Rectifier

August 15, 2008

Dear IR Employees,

IR received today an unsolicited proposal from Vishay to acquire IR for $21.22 in cash.  In light of our pioneering work and technology leadership in advanced power management, our strong customer relationships and strong financial position, a stock that’s trading close to 5 year lows and our belief in the strong outlook for the business, the interest of Vishay is certainly understandable.

As you may know, our Board of Directors has a responsibility to consider whether this proposal is in the best interests of all our shareholders.   As part of its evaluation, the board will thoroughly review the prospects and potential of IR’s current strategic plan, including our turnaround strategy and the nature and terms of Vishay’s non-binding proposal.

I strongly believe in the potential for IR as the demands for energy saving and power management products continue to increase and energy costs escalate. We continue to demonstrate technology and product leadership in power management, our brands remain strong and our customer relationships remain solid and continue to expand as we enter new markets and applications.  I know from speaking with many of you that our team here is newly energized, and we are on our way to rebuilding our business momentum.

While the Vishay proposal creates uncertainty for IR and for many of you, I ask that you not let this distract you from our strategic goals. It is very important that we continue to focus on running our business, executing our strategy and delivering value to our customers. Our focus and efforts are especially imperative at this critical time for IR.  You can be assured that I, as well as members of the Board, will act in the best interests of the Company, its shareholders and employees.

Since I have taken over as CEO, I have been particularly impressed with the dedication and determination of the employees here at IR — and I ask that you continue to work toward even greater success in the future. I know that many of you have questions, and I am personally committed to making sure you’re as informed as possible during this process. I will continue to share information with you as we have it and can do so.

Sincerely yours,

Oleg Khaykin

President and Chief Executive Officer

233 Kansas Street El Segundo, CA 90245 310.726.8000